EXHIBIT 3.1

                                 FORM OF

                          AMENDED AND RESTATED

                      CERTIFICATE OF INCORPORATION

                                   OF

                        DOMAIN ENERGY CORPORATION


            DOMAIN ENERGY CORPORATION, a corporation duly incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 30, 1996 (the "Company"), desiring to amend said Certificate of Incorporation, such amended and restated Certificate of Incorporation having been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware, hereby certifies as follows:

            1. Said Certificate of Incorporation is hereby restated, integrated and further amended to read in its entirety as follows:

            FIRST: The name of the Corporation is Domain Energy Corporation.

            SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the "DGCL").

            FOURTH: The total number of shares of all classes of capital stock which the Company shall have authority to issue is 30,000,000 shares, consisting of

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               (i)   5,000,000 shares of Preferred
                     Stock, $.01 par value per
                     share, and

               (ii)  25,000,000 shares of Common
                     Stock, $.01 par value per share.

               Except as otherwise provided by law, the shares of capital stock of the Company, regardless of class, may be issued by the Company from time to time in such amounts, for such lawful consideration and for such corporate purpose(s) as the Board of Directors may from time to time determine.

               Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this paragraph FOURTH. Each series of Preferred Stock shall be distinctly designated. The Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issuance of a particular series of Preferred Stock, the voting powers, if any, of each such series, and the designations, preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware.

               Subject to the provisions of applicable law or of the Company's By-Laws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law, by this Amended and Restated Certificate of Incorporation or by the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock as aforesaid, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors of the Company and for all other purposes as prescribed by applicable law, with each holder of record of shares of Common Stock having voting power being entitled to one vote for each share of Common Stock registered in his or its name on the books, registers and/or accounts of the Company.

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            FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

            SIXTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                           (b)  The Corporation shall indemnify
any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by law, and the Corporation may enter into agreements with any such person for the purpose of providing for such indemnification.

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               2. Upon the filing of this Amended and Restated Certificate of
Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), each share of the Common Stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time shall, automatically by operation of law and without any further action on the part of the Company or any holders of shares of capital stock of the Company, be converted into and become 754 validly issued, fully paid and non-assessable shares of the Common Stock, par value $.01 per share, of the Company authorized for issuance pursuant to this Amended and Restated Certificate of Incorporation.

               3. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of sections 242 and 245 of the DGCL, and has been duly adopted by unanimous written consent of the stockholders of the Company in accordance with the provisions of Section 228(a) of the DGCL.

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               IN WITNESS WHEREOF, Domain Energy Corporation, has caused its corporate seal to be hereunto affixed and this certificate to be signed by Michael V. Ronca, its President and Chief Executive Officer, and attested to by Catherine L. Sliva, its Executive Vice President and Secretary, on this _____ day of ______________ 1997.

                                 DOMAIN ENERGY CORPORATION



                                 By: ___________________________
                                     Michael V. Ronca
                                     President and CEO

Attest:



Catherine L. Sliva
Vice President and Secretary

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